CONTACT:

Steve Handy, Vice President Corporate Controller
(949) 975-1550
steve.handy@smawins.com

EVC Group, Inc.
Douglas Sherk/Jennifer Beugelmans
(415) 896-6820
dsherk@evcgroup.com

DWIGHT HANGER APPOINTED TO BOARD OF SM&A
New Independent Board Member Has More Than 25 Years of Executive Consulting Experience

NEWPORT BEACH, Calif., April 12, 2005 — SM&A (Nasdaq: WINS), the world’s leading provider of competition management services, and a leading provider of performance assurance services, today announced that its Board of Directors has appointed Dwight Hanger (age 62), as a new independent board member, effective April 12, 2005. The Company also announced that Al Nagy (age 59), who has been a board member since 2000, has indicated that he plans to retire from the Board of Directors effective April 12, 2005. With Mr. Hanger’s appointment, board membership will remain at 8.

Mr. Hanger has more than 25 years of experience in executive consulting in a variety of industries including technology, automotive, aerospace, government and healthcare. Most recently, he was the Vice President of Cap Gemini Ernst & Young, a leading provider of consulting, technology and outsourcing services. At Cap Gemini Ernst & Young, he led the Company’s North American automotive practice and served as an account executive for several global companies. His areas of consulting expertise include information technology, customer relationship management, strategic planning and business transformation, change management, finance and corporate governance, and he has worked on several projects in these areas. Early in his career, Mr. Hanger also spent nearly five years as an engineer at McDonnell Douglas.

Throughout the past three decades Mr. Hanger has successfully managed a variety of high level consulting projects bringing tangible results to his clients and employers. Some of these results include: Conducting assessments and implementing cost reduction programs which yielded savings amounting to billions of dollars to a global original equipment manufacturer; developing comprehensive long-range systems plans; creating customer relationship management eBusiness solutions for the entire U.S. sales force of an original equipment manufacturer; overseeing the entire testing program of a multi-million dollar missile; and reviewing the manual and automated systems for more than 120 companies.

“We are very pleased to welcome Dwight to our Board and believe that his unique experience is a very strategic addition to our Board’s existing base of knowledge,” said Steven Myers, Chairman and Chief Executive Officer. “Dwight’s high level expertise in consulting in a variety of industries coupled with his background in aerospace and engineering will allow him to bring a new and relevant perspective to our Board. In particular, we believe that as we continue to execute on our strategy to expand our client base into new commercial verticals, Dwight’s broad consulting background and his legacy of successful project management will be incredibly valuable. We look forward to his many contributions. At the same time, we’d also like to thank Al for his service on the Board and wish him well in his future endeavors.”

Prior to his role at Cap Gemini Ernst & Young, Mr. Hanger served as a Partner in the management consulting practice of Ernst & Young (formerly Ernst & Whinney). In this role he managed the entire West Region consulting business and was responsible for creating the manufacturing and Aerospace and Defense government consulting practices. Before this Mr. Hanger was a Senior Manager in management consulting for Ernst & Ernst, which later became Ernst & Young. In this capacity, Mr. Hanger managed Medicare cost reporting and reimbursement for hospitals and managed county, court, and sanitation projects. He began his career at McDonnell Douglas as a design engineer and test engineer, where he was responsible for overseeing missile design, modification and testing.

About SM&A

SM&A is the world’s leading provider of competition management services, and a leading provider of performance assurance services. Since 1982, SM&A has managed in excess of 900 proposals worth more than $300 billion for its clients, and has an 85% win rate on awarded contracts. In addition, SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and engineering sectors. Additional information about SM&A is available on the Internet at www.smawins.com.